                                                                     EXHIBIT 5.1


March 3, 2000


Saba Software, Inc.
2400 Bridge Parkway
Redwood Shores, CA  94065

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 initially filed by Saba Software, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 31, 2000 (Registration No. 333-95761) and Amendment No. 1 thereto filed on March 3, 2000 (collectively the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 4,600,800 authorized but unissued shares of the Company's Common Stock, $0.001 par value per share (the "Shares"), being offered by the Company (including up to 600,000 shares that may be issued upon exercise of the underwriters' over-allotment option). The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of up to 4,600,000 Shares.

        We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP